                                                                     EXHIBIT 8.1

                          [VINSON & ELKINS LETTERHEAD]

                                 March 15, 2000

AMFM Inc.
1845 Woodall Rodgers Freeway, Suite 1300
Dallas, Texas 75201

Ladies and Gentlemen:

     You have requested our opinion with respect to certain federal income tax consequences of the proposed merger (the "Merger") of CCU Merger Sub, Inc. ("Merger Sub"), a direct wholly owned subsidiary of Clear Channel Communications, Inc. ("Parent"), with and into AMFM Inc. (the "Company") pursuant to the Agreement and Plan of Merger dated as of October 2, 1999 (the "Merger Agreement") among Parent, Merger Sub, and the Company. Defined terms used in the Merger Agreement have the same meaning when used herein, unless otherwise defined herein.

     In rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times of the statements, covenants, assumptions and representations contained in (i) the Merger Agreement, (ii) the Registration Statement on Form S-4, originally filed by Parent with the Securities Exchange Commission with respect to the Merger on the date hereof, as thereafter amended from time to time (the "Registration Statement"), and (iii) the tax certificates dated the date hereof provided to us by Parent and the Company. In addition, in rendering this opinion, we have assumed that the transactions contemplated by the Merger Agreement and agreements referenced therein will be consummated in compliance with all material terms and conditions as described in such agreements, none of which will have been waived or modified. Any inaccuracy in any of the aforementioned statements, representations, and assumptions or breach or failure of any of the aforementioned covenants could adversely affect our opinion.

     On the basis of the foregoing, and subject to the limitations set forth below, it is our opinion that, under presently applicable federal income tax law, the Merger will be treated as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. As a result, the following U.S. federal income tax consequences will occur:

          (a) no gain or loss will be recognized by Parent, Merger Sub or the Company in connection with the Merger; and

          (b) no gain or loss will be recognized by holders of Company Common Stock as a result of the exchange of such shares for shares of Parent Common Stock pursuant to the Merger, except that gain or loss, if any, will be recognized on the receipt of cash in lieu of fractional shares of Parent Common Stock. A holder of Company Common Stock who receives cash in lieu of a fractional share interest in Parent Common Stock will be treated as having received such fractional share interest from Parent in the Merger. The cash received by such shareholder in lieu of the fractional share interest in Parent

AMFM Inc.
March 15, 2000
Page  2

     Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized measured by the difference between the amount of cash received and the portion of the basis of the shares of Parent Common Stock allocable to such fractional share interest.

     Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy or applicability of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion will not be binding upon the Internal Revenue Service or the courts, and neither will be precluded from adopting a contrary position.

     No opinion is expressed as to any matter not specifically addressed above, including, without limitation, the tax consequences of the Merger under any foreign, state, or local tax law. Moreover, tax consequences which are different from or in addition to those described herein may apply to holders of Company Common Stock who are subject to special treatment under the U.S. federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation, persons who are not citizens or residents of the United States, persons that hold shares of Company Common Stock as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction or as other than capital assets for U.S. federal income tax purposes, and persons with a "functional currency" other than the U.S. dollar. Such persons are advised to consult their own tax advisors with specific reference to their particular circumstances.

     We hereby consent to the reference to us under the headings "Certain U.S. Federal Income Tax Consequences" and "Legal Opinions" in the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                            Very truly yours,

                                            /s/ Vinson & Elkins L.L.P.